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                                                                      EXHIBIT 12

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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Years Ended December 31,                           1996      1995       1994        1993       1992
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
Earnings:
 Income before cumulative
   effect of change
   in accounting principle.....................  $298,273   $ 21,344   $183,171   $188,494   $194,958
 Add income taxes (excluding
   cumulative effect of change
   in accounting principle)....................   155,830      2,943     82,427     99,906     68,623
                                                 --------   --------   --------   --------   --------
     Income before income taxes................   454,103     24,287    265,598    288,400    263,581
 Distributed income from unconsolidated
   investees, less equity in earnings
   thereof.....................................    (1,084)     1,501        560      2,960     (1,707)
                                                 --------   --------   --------   --------   --------
     Subtotal..................................   453,019     25,788    266,158    291,360    261,874
                                                 --------   --------   --------   --------   --------

 Add fixed charges:
   Interest on long-term debt, including
     amortization of debt discount and
     expense less premium......................   101,814     95,823     88,788     85,265     93,594
   Other interest expense......................     7,224     14,732      7,992      4,995      7,170
   Portion of rentals deemed to
     be representative of
     the interest factor.......................     9,449      9,565      8,486      8,378      7,822
   Fixed charges associated
     with 50% projects with debt...............     2,157      1,388          -          -          _
                                                 --------   --------   --------   --------   --------
TOTAL FIXED CHARGES............................   120,644    121,508    105,266     98,638    108,586
                                                 --------   --------   --------   --------   --------
TOTAL EARNINGS.................................  $573,663   $147,296   $371,424   $389,998   $370,460
                                                 ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED
 CHARGES.......................................      4.76       1.21       3.53       3.95       3.41
                                                 ========   ========   ========   ========   ========
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